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                                                                  Exhibit (h)(3)


                          ACCOUNTING SERVICES AGREEMENT

This Agreement, dated as of the 5th day of February, 1994 made by and between Meridian Value Fund (the "Fund"), a separate series of shares of Meridian Fund, Inc., a corporation organized under the laws of the state of Maryland operating as an open end management investment company registered under the Investment Company Act of 1940, as amended and Fund/Plan Services, Inc. ("Fund/Plan"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                             WITNESSETH THAT:

        WHEREAS, the Fund desires to appoint Fund/Plan as Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Fund (the "Accounts and Records") and to perform certain other functions in connection with such Accounts and Records; and

        WHEREAS, Fund/Plan is willing to serve in such capacity and perform such functions upon the terms and conditions set forth below; and

        WHEREAS, the Fund will provide certain information concerning the Fund to Fund/Plan as set forth below;

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

        Section 1. For purposes of this Agreement:

        Oral Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to Fund/Plan in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking a signature, by a person or persons reasonably identified to Fund/Plan to be a person or persons authorized by a resolution of the Board of Directors of the Fund, to give such oral instructions on behalf of the Fund.

        Written Instructions shall mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to Fund/Plan in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to Fund/Plan to be the signature of a person authorized by a resolution of the Board of Directors of the Fund to give written instructions on behalf of the Fund.


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The Fund shall file with Fund/Plan a certified copy of each resolution of its
Board of Directors authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

        Section 2. To the extent Fund/Plan receives the necessary information from the Fund or its agents by Written or Oral Instructions, Fund/Plan shall maintain and keep current the following Accounts and Records relating to the business of the Fund in such form as may be mutually agreed upon between the Fund and Fund/Plan:

        (a)     Cash Receipts Journal

        (b)     Cash Disbursements Journal

        (c)     Dividends Paid and Payable Schedule

        (d)     Purchase and Sales Journals - Portfolio Securities

        (e)     Subscription and Redemption Journals

        (f)     Security Ledgers - Transaction Report and Tax Lot Holdings
                Report

        (g)     Broker Ledger - Commission Report

        (h)     Daily Expense Accruals

        (i)     Daily Interest Accruals

        (j)     Daily Trial Balance

        (k)     Portfolio Interest Receivable and Income Journal

        (l)     Portfolio Dividend Receivable and Income Register

        (m) Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security.

        (n)     Average Daily Net assets provided on monthly basis.

        The necessary information to perform the above functions and the calculation of Fund's net asset value as provided below, is to be furnished by Written or Oral Instructions to Fund/Plan daily (in accordance with the time frame identified in Section 7) prior to the close of regular trading on the New York Stock Exchange.

        Section 3. Fund/Plan shall perform the ministerial calculations necessary to compute the Fund's net asset value each day the New York Stock Exchange is open, in accordance with (i) the Fund's then current Prospectus and Statement of Additional Information and (ii) procedures with respect thereto approved by the Board of Directors of the Fund and supplied in writing to Fund/Plan's Accounting Services Unit. Portfolio items for which market quotations are available by Fund/Plan's use of an automated financial information service (the "Service") shall be based on the closing prices of such Service except where the Fund has given or caused to be given specific Written or Oral Instructions to use a different value. All of the portfolio securities shall be given such values as the Fund provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable solely by such Service. Fund/Plan shall not have any responsibility or liability for the accuracy of


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prices quoted by such Service; for the accuracy of the information supplied by the Fund; or for any loss, liability, damage, or cost arising out of any inaccuracy of such data. Fund/Plan shall have no responsibility or duty to include information or valuations to be provided by the Fund in any computation unless and until it is timely supplied to Fund/Plan in usable form. Fund/Plan shall record corporate action information as received from the Custodian, the Service, or the Fund. Fund/Plan shall not have any duty to gather or record corporate action information not supplied by these sources.

        Fund/Plan will not assume any liability for price changes caused by: the investment adviser(s), custodian, suppliers of security prices, corporate action and dividend information, or any party other than Fund/Plan itself.

        In the event an error is made by Fund/Plan which creates a price change, consideration must be given to the effect of the price change and Fund/Plan shall accept liability as provided below:

        Notwithstanding the provisions of Section 11, the following provisions govern Fund/Plan's liability for errors in calculating the net asset value ("NAV") of the Fund:

                If the NAV should have been higher for a date or dates in the past, the error would have the effect of having given more shares to subscribers and less money to redeemers to which they were entitled. Conversely, if the NAV should have been lower, the error would have the effect of having given less shares to subscribers and overpaying redeemers.

        If the error affects the prior business day's NAV only, and the prior day's work can be rerun before shareholder statements and checks are mailed, the Fund hereby accepts this manner of correcting the error.

                If the error spans five (5) business days or less, Fund/Plan shall reprocess shareholder purchases and redemptions where redeeming shareholders have been underpaid. Fund/Plan shall assume liability to the Fund for overpayments to shareholders who have redeemed.

                If the error spans more than five (5) business days, Fund/Plan would bear the liability to the Fund for, 1) buying in for excess shares given to shareholders if the NAV should have been higher, or, 2) funding overpayments to shareholders who have redeemed if the NAV should have been lower. The cost of any reprocessing required for shareholders who have been credited with fewer shares than


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        appropriate, or for redeeming shareholders who are due additional amounts of money will also be borne by Fund/Plan.

        Section 4. For all purposes under this Agreement, Fund/Plan is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Fund or its agents on behalf of the Fund. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where Fund/Plan receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Fund shall cause the broker/dealer to send a written confirmation to Fund/Plan. Fund/Plan shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Fund, provided however, that in the event a Written or Oral Instruction received by Fund/Plan is countermanded by a timely later Written or Oral Instruction received by Fund/Plan prior to acting upon such countermanded Instruction, Fund/Plan shall act upon such later Written or Oral Instruction. Fund/Plan shall only be liable for losses which occur due to Fund/Plan's negligence. The sole obligation of Fund/Plan with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, or broker/dealer written confirmation shall be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error, and to the extent such action requires Fund/Plan to act, the Fund shall give Fund/Plan specific Written Instruction as to the action required.

        Section 5. The Fund shall cause its Custodian (the "Custodian") to forward to Fund/Plan a daily statement of cash and portfolio transactions and, at the end of each month, the Fund shall cause the Custodian to forward to Fund/Plan a monthly statement of portfolio transactions, which Fund/Plan will reconcile with its Accounts and Records maintained on behalf of the Fund. Fund/Plan will report any discrepancies to the Custodian, and report any unreconciled items to the Fund.

        Section 6. Fund/Plan shall promptly supply daily and periodic reports to the Fund as requested by the Fund and agreed upon by Fund/Plan.


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        Section 7. The Fund shall provide and shall require each of its agents
(including the Custodian) to provide Fund/Plan as of the close of each business day, or on such other schedule as the Fund determines is necessary, with Written or Oral Instructions (to be delivered to Fund/Plan by 11:00 a.m., Eastern time, the next following business day) containing all data and information necessary for Fund/Plan to maintain the Fund's Accounts and Records and Fund/Plan may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate. Fund/Plan, as Transfer Agent, accepts responsibility for providing reports of share purchases, redemptions, and total shares outstanding, on the next business day after each net asset valuation.

        Section 8. The Accounts and Records, in the agreed-upon format, maintained by Fund/Plan shall be the property of the Fund and shall be made available to the Fund promptly upon request and shall be maintained for the periods prescribed in Rules 3la-1 and 3la-2 under the Investment Company Act of 1940, as amended. Fund/Plan shall assist the Fund's independent auditors, or upon approval of the Fund, or upon demand, any regulatory body, in any requested review of the Fund's Accounts and Records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic review and audits. Upon receipt from the Fund of the necessary information, Fund/Plan shall supply the necessary data for the Fund or an independent auditor's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as the Fund and Fund/Plan shall agree upon from time to time.

        Section 9. In case of any request or demand for the inspection of the Share records of the Fund, Fund/Plan, as Accounting Services Agent, shall endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. Fund/Plan may however, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so after notice to the Fund.

        Section 10. Fund/Plan and the Fund may from time to time adopt such procedures as agreed upon in writing, and Fund/Plan may conclusively assume that any procedure approved by the Fund or directed by the Fund, does not conflict with or violate any requirements of the Fund's registration statement, articles of incorporation, by-laws, or any rule or regulation of any regulatory body or governmental agency. The Fund shall be responsible for notifying Fund/Plan of any changes in regulations or rules which might


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necessitate changes in Fund/Plan's procedures, and for working out with
Fund/Plan such changes.

        Section 11.

        (a) Fund/Plan, its directors, officers, employees, shareholders, and agents shall only be liable for an error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement that result from willful misfeasance, bad faith, negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement.

        (b) Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless Fund/Plan, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Fund/Plan may sustain or incur or which may be asserted against Fund/Plan by any person by reason of, or as a result of:

                (i) any action taken or omitted to be taken by Fund/Plan except matters resulting from willful misfeasance, bad faith, negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement; or

                (ii) in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Fund or upon the written opinion of legal counsel for the Fund or Fund/Plan; or

                (iii) any action taken or omitted to be taken in good faith by Fund/Plan in connection with its appointment, in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended, or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of Fund/Plan or its directors, officers, employees, shareholders, or agents in cases of its or their own negligence, misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

        (c) Likewise, as it pertains to this agreement, Fund/Plan shall indemnify and hold harmless the Fund, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Fund may sustain or incur or which may


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be asserted against the Fund by any person by reason of, or as a result of:

                (i) any action taken or omitted to be taken by the Fund except matters resulting from willful misfeasance, bad faith, negligence or reckless disregard on the part of the Fund in the performance of its obligations and duties under this Agreement.

        (d) Fund/Plan shall give written notice to the Fund within ten (10) business days of receipt by Fund/Plan of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. The failure to so notify the Fund of such written assertion or claim shall not, however, operate in any manner whatsoever to relieve the Fund of any liability arising from this Section or otherwise, except to the extent failure to give notice prejudices the Fund.

        (e) For any legal proceeding giving rise to this indemnification, the Fund shall be entitled to defend or prosecute any claim in the name of Fund/Plan at its own expense and through counsel of its own, choosing if it gives written notice to Fund/Plan within ten (10) business days of receiving notice of such claim. Notwithstanding the foregoing, Fund/Plan may participate in the litigation at its own expense through counsel of its own choosing. If the Fund chooses to defend or prosecute such claim, then the Parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

        Section 12. All financial data provided to, processed by, and reported by Fund/Plan under this Agreement shall be stated in United States dollars. Fund/Plan shall have no obligation to convert to, equate, or deal in foreign currencies or values, and expressly assumes no liability for any currency conversion or non-U.S. dollar denominated computations relating to the affairs of the Fund.

        Section 13. The Fund agrees to pay Fund/Plan compensation for its services, and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" agreed upon in writing by the Fund and Fund/Plan. The Fund agrees and understands that Fund/Plan's compensation be comprised of two components and payable on a monthly basis as follows:

                (i) A fixed fee for each Fund, together with a combined asset based fee which the Fund hereby authorizes Fund/Plan to collect by debiting the Fund's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Fund after such debiting with the


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indication that payment has been made; and

                (ii) reimbursement of any out-of-pocket expenses paid by Fund/Plan on behalf of the Fund, which out-of-pocket expenses will be billed to the Fund within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Fund agrees to reimburse Fund/Plan for such expenses within ten calendar days of receipt of such bill.

        For the purpose of determining fees payable to Fund/Plan, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's then current Prospectuses and Statement of Additional Information.

        During the term of this Agreement, should the Fund seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both Fund/Plan and the Fund.

        Section 14. Nothing contained in this Agreement is intended to or shall require Fund/Plan, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which the New York Stock Exchange is open. Notwithstanding the foregoing, Fund/Plan shall compute the net asset value of the Fund on each day required pursuant to (i) Rule 22c-I promulgated under the Investment Company Act of 1940, as amended, and (ii) the Fund's then current Prospectus and Statement of Additional Information.

        Section 15.

        (a) The term of this Agreement shall be for a period of two (2) years, commencing on the execution date ("effective date") of this Agreement.

        (b) The fee schedule set forth in Schedule "B" attached shall be fixed for two (2) years after the effective date of this Agreement.

        (c) After the initial two year term of this Agreement, the Fund or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred twenty (120) days after the date of giving notice. Upon the effective termination date, the Fund shall pay to Fund/Plan such compensation as may be due as of the date of


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termination and shall likewise reimburse Fund/Plan for any out-of-pocket expenses and disbursements reasonably incurred by Fund/Plan to such date.

        (d) If a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by the Fund by written notice to Fund/Plan in connection with the termination of this Agreement, Fund/Plan shall promptly upon such termination and at the expense of the Fund, transfer all Required Records and shall cooperate in the transfer of such duties and responsibilities.

        Section 16. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

If to the Fund:                                 If to Fund/Plan:

Meridian Value Fund, a separate series
shares of Meridian Fund, Inc.                   Fund/Plan Services, Inc.
Wood Island, Suite 306                          2 West Elm Street
60 East Sir Francis Drake Blvd.                 Conshohocken, PA 19428
Larkspur, CA 94939                              Attention: Kenneth J. Kempf,
Attention: Richard F. Aster, Jr.,               President
Chairman & President

        Section 17. This Agreement may be amended from time to time by supplemental agreement executed by the Fund and Fund/Plan and the compensation stated in Schedule "B" attached hereto may be adjusted accordingly as mutually agreed upon.

        Section 18. The Fund represents and warrants to Fund/Plan that the execution and delivery of this Agreement by the undersigned officers of the Fund has been duly and validly authorized by resolution of the Board of Directors of the Fund.

        Section 19. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

        Section 20. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Fund/Plan or by Fund/Plan without the written consent of the Fund, authorized or approved by a resolution of its respective Boards of Directors.


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        Section 21. This Agreement shall be governed by the laws of the
Commonwealth of Pennsylvania and the venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

        Section 22. No provision of this Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by Fund/Plan and the Fund.

        Section 23. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid provided that the basic Agreement is not thereby substantially impaired.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting of ten type written pages, together with Schedules "A" and "B," to be signed by their duly authorized officers as of the day and year first above written.

Meridian Fund, Inc.                             Fund/Plan Services, Inc.



By: Richard F. Aster, Jr.                       By: Kenneth J. Kempf
Chairman and President                          President


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                                                                    Schedule "A"
                        Daily Accounting Services

1)      Calculate Net Asset Value Per Share:

        - Update the daily market value of securities held by the Fund using Fund/Plan Services' standard agents for pricing domestic equity, bond and foreign securities. The standard domestic equity pricing service is Quotron Systems, Inc., Interactive Data and Muller Data Corporation/ Extel Financial are used for bond and foreign prices/exchange rates.

        - If necessary, enter manual prices supplied by Meridian and/or broker.

        - Prepare NAV proof sheet. Review components of change in NAV for reasonableness.

        - Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by client. Verify US dollar security prices exceeding variance levels by notifying client and pricing sources of noted variances.

        - Complete daily variance analysis on foreign exchange rates and local foreign prices. Notify Meridian of changes exceeding established levels for the Meridian's verification. (Meridian should establish tolerance levels for each country/currency so that local price changes and foreign exchange rate changes exceeding this tolerance are identified and NAV problems minimized.)

        - Review for ex-dividend items indicated by pricing sources; trace to general ledger for agreement.

        - Communicate required pricing information (NAV) to Meridian, Transfer Agent and, electronically, to NASDAQ.

2)      Determine and Report Cash Availability to Fund by 10:00 AM Eastern Time:

        - Receive daily cash and transaction statements from the Custodian by 8:30 AM Eastern time.

        - Receive daily shareholder activity reports from the Fund's Transfer Agent by 8:30 AM Eastern time.

        - Fax hard copy Cash Availability calculations with all details to Meridian.

        - Supply client with 5-day cash projection report.

        - Prepare and complete daily bank cash reconciliations including documentation of any reconciling items and notify the custodian/ Meridian.

        - The Fund's Transfer Agent will also support Meridian in receipt of timely cash information.

3)      Reconcile and Record All Daily Expense Accruals:

        - Accrue expenses based on Meridian supplied budget either as percentage of Fund's net assets or specific dollar amounts.

        - If applicable, monitor expense limitations established by Meridian.

        - If applicable, accrue daily amortization of Organizational Expense.

        - If applicable, complete daily accrual of 12b-I expenses.

4) Verify and Record All Daily Income Accruals for Debt Issues:

        - Review and verify all system generated Interest and Amortization reports.

        - Establish unique security codes for bond issues to permit segregated Trial Balance income reporting.

5) Monitor Domestic Securities Held for Cash Dividends, corporate actions and capital changes such as splits, mergers, spinoffs, etc. and process appropriately.

        - Monitor electronically received information from Muller Data Corporation for all domestic securities.

        - Review current daily security trades for dividend activity.

        - Interface with custodian to monitor timely collection and postings of corporate actions, dividends and interest.

        - Process international dividend and capital change information received from the Custodian and Advisor. If selected by Meridian, back-up information on foreign dividends and corporate actions may also be obtained from Muller Data Corporation or Interactive Data Corporation (as pricing vendor for the Fund).

        - Provide mark-to-market analysis for currency exchange rate fluctuations on unsettled dividends and interest.

6) Enter All Security Trades on Investment Accounting System (IAS) based on written instructions from Meridian.

        - Review system verification of trade and interest calculations.

        - Verify settlement through the Custodian statements.

        - Maintain security ledger transaction reporting.

        - Maintain tax lot holdings.

        - Determine realized gains or losses on security trades.

        - Provide complete broker commission reporting.

        - Provide foreign currency exchange rate realized and unrealized gains/losses detail.

7)      Enter All Fund Share Transactions on IAS:

        - Process activity identified on the Transfer Agent reports.

        - Verify settlement through the Custodian statements.

        - Reconcile to the Fund/Plan Services' Transfer Agent report balances.

8) Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance (listing all asset, liability, equity, income and expense accounts)

        - Post manual entries to the general ledger.

        - Post custodian bank activity.

        - Post shareholder and security transactions.

        - Post and verify system generated activity, i.e., income and expense accruals.

        - Segregate foreign tax expense.

        - Prepare general ledger net cash proof used in NAV calculation.

        - Prepare daily mark-to-market analysis for all unrealized foreign currency exchange rate gains/losses by asset/liability category.

9)      Review and Reconcile With Custodian Statements:

        - Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to and resolved by the Custodian.)

        - Post all cash settlement activity to the Trial Balance.

        - Reconcile to ending cash balance accounts.

        - Clear IAS subsidiary reports with settled amounts.

        - Track status of past due items and failed trades handled by the Custodian.

10) Submission of Daily Accounting Reports to Meridian: (Additional reports readily available.)

        - Trial Balance

        - Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security).

        - NAV Calculation Report

        - Cash Availability and 5-day Cash Projection Reports


                           Monthly Accounting Services

1) Full Financial Statement Preparation (automated Statements of Assets and Liabilities, of Operations and of Changes in Net Assets) and submission to client by 10th business day.

2)      Submission of Monthly Automated IAS Reports to Fund/Meridian:

        - Security Purchase/Sales Journal

        - Interest and Maturity Report

        - Brokers Ledger (Commission Report)

        - Security Ledger Transaction Report with Realized Gains/Losses

        - Security Ledger Tax Lot Holdings Report

        - Additional reports available upon request

3)      Reconcile Accounting Asset Listing to Custodian Asset Listing:

        - Report any security balance discrepancies to the custodian/Meridian.


4) Provide Monthly Analysis and Reconciliation of Additional Trial Balance Accounts, such as:

        - Security cost and realized gains/losses

        - Interest/dividend receivable and income

        - Payable/receivable for securities purchased and sold

        - Payable/receivable for fund shares; issued and redeemed

        - Expense payments and accruals analysis

        - Unrealized and realized currency gains/losses.

5)      If Appropriate, Prepare and Submit to Meridian:

        - Income by state reporting

        - Standard Industry Code Valuation Report

        - Alternative Minimum Tax Income segregation schedule


                        Annual (and Semi-Annual) Accounting Services

1) Assist and supply auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. during the year in accordance with standard audit assistance requirements.

2)      Provide NSAR Reporting (Accounting Questions):

        If applicable, answer the following items:

        2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53, 55, 62, 63,
        64B, 71, 72, 73, 74, 75, 76

      ACCOUNTING SERVICES UNIT BASIC ASSUMPTIONS FOR MERIDIAN VALUE FUND,
               A SEPARATE SERIES OF SHARES OF MERIDIAN FUND, INC.

Basic Assumptions:

        1) The Fund's Administrator will complete all necessary compliance reports (Sub-Chapter "M"), as well as monitoring of the various prospectus limitations and restrictions.

        2) It is assumed that the portfolio asset composition will be primarily common stocks, corporate/government bonds and "junk bonds". While the Fund may choose to invest in foreign securities, we understand that initial international investments would be in the form of US dollar denominated ADR's. Should this change the foreign investment fee schedule described in Section 2 will apply.

        Should you desire to invest in foreign securities, the following assumptions will reference services to be used and steps to be taken.

        3) Trading activity is expected to be comparable to the Meridian Fund which averages 77 trades per month on 48 securities.

        4) The Fund has a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences.

        To the extent tax accounting for certain securities differs from the book accounting, it will be done by the Fund's Administrator or the Fund's Independent Accountant. We would recommend book/tax differences be minimized.

        The Accounting Services Unit will supply segregated Trial Balance account details to assist the administrator in proper identification by category of all appropriate realized gains/losses.

        5) The Fund would foresee no difficulty in using Fund/Plan's standard current pricing agents for domestic equity, bond, ADR and foreign securities. We currently use Quotron Systems, Inc. for domestic equities and listed ADR's, and Muller Data Corporation/Extel Financial for bonds and foreign issues.

        It is expected that Muller Data Corporation would be the Fund's primary foreign security pricing vendor and supply ASU with daily (spot) foreign exchange rates to be used in market value calculations of non-US dollar denominated securities and currency mark-to-market requirements. To the extent Muller Data is unable to supply certain foreign security prices, they will be provided by the Fund's investment advisor or a Meridian recommended pricing source. (The Accounting Unit will be able to supply Meridian with information on Muller's sources of exchange rates and ADR/foreign security prices.)

        If appropriate, Telerate Systems, Inc. is available for daily forward currency contract prices.

        It is assumed that the Accounting Unit will work closely with Meridian to ensure the accuracy of the Fund's NAV and to obtain the most satisfactory pricing sources and specific methodologies prior to the actual start-up date. We would propose the Fund establish clear cut security variance procedures by country/currency to minimize NAV miscalculations.

        6) To the extent the Fund requires daily security prices (limited in number) from specific brokers for domestic or foreign securities, these manual prices will be obtained by the Fund's Investment Advisors (or brokers) and faxed to ASU by approximately 4:00 PM Eastern time for inclusion in the NAV calculations. Meridian will supply ASU with the appropriate pricing contacts for these manual quotes.

        Based on our current clients' experience, we believe the Fund's Investment Advisor will have better success in obtaining accurate and timely broker quotes on a more consistent basis than Fund/Plan Services.

        7) To the extent the Fund should ever purchase/hold open-end registered investment companies (RIC's), procedural discussions should take place between ASU and Fund management clarifying the appropriate pricing and dividend rate sources. Depending on the methodologies selected by the Fund, additional fees may apply.

        8) ASU will supply daily Portfolio Valuation Reports (via fax) to the Fund's Investment Advisor or manager identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation.

        It will be the responsibility of the Fund's Investment Advisor to review these reports and to promptly notify ASU of any possible problems, trade discrepancies, incorrect security prices, corporate action/capital change information or exchange rate discrepancies that could result in a misstated Fund NAV.

        9) The Fund does not currently expect to invest in Futures, Swaps, Foreign Currency Options and Futures, Interest Rate Futures, Hedges, Forward Currency Contracts, Security Lending, Leveraging, Short Sales, Foreign Trading, or precious metals. To the extent these investment strategies should change, additional fees, as noted above, will apply after the appropriate procedural discussions have taken place between ASU and Fund management. (Advance notice is requested should the Fund commence trading in the above investments.)

        10) To the extent applicable, all foreign currency will be held within the custodian and sub-custodian network. Time deposits and interest bearing currency accounts will all be reflected on the Fund's custodian asset listings. The Fund or custodian will supply ASU with appropriate (timely) information for any trades/changes in the currency accounts, as well as interest rates to ensure income accrual accuracy for the debt issues, time deposits, and currency accounts. Income accrual adjustments (expected to be immaterial) will be completed when the interest is actually collected and posted on the custodian's statements.

        11) It is assumed for all debt issues that the Advisor will supply the Accounting Unit with critical income information such as accrual methods, interest payment frequency details, coupon payment dates, floating rate reset dates, and complete security descriptions with issue types and sedol/cusip numbers. If applicable, for proper income accrual accounting, ASU will look to the Fund's Advisor to supply PSA and related cash flow models for the mortgage/asset-backed securities or IO/PO positions held in the Fund.

        12) The custodian will provide the Accounting Unit with daily custodian statements (or on-line access to the custody system) reflecting all prior day cash activity on behalf of each portfolio by 8:30 AM Eastern time. Complete and clear descriptions of any postings, inclusive of Sedol/cusip numbers, interest/dividend payment dates, capital stock details, expense authorizations, beginning/ending balances, etc. will be provided by the custodian's reports or system.

        13) It will be the responsibility of the Fund's custodian to supply the foreign dividend, capital change information, and interest rate changes to Accounting in a timely manner. The advisor will supplement and support as appropriate. If selected by Meridian and appropriate, ASU can receive supplemental capital change and dividend information on foreign positions from Muller Data Corporation as the pricing vendor for the Fund's foreign securities.

        14) It is assumed that the custodian will handle and report on all settlement problems, failed trades and resolve unsettled dividends/interest/paydowns and capital changes. Additionally, the custodian will process all applicable capital change and foreign reclaim paperwork based upon advice from Meridian. ASU will supply segregated Trial Balance reporting and supplemental reports to assist in this process.

        15) With respect to Mortgage/Asset-Backed securities such as GNMA's, FHLMC's, FNMA's, CMO's, ARM's, etc., the Custodian (or a Meridian supplied source) will provide ASU with current principal repayment factors on a timely basis in accordance with the appropriate securities' schedule. Income accrual adjustments (to the extent necessary) based upon initial estimates will be completed by ASU when actual principal/income payments are collected by the Custodian.

        16) To the extent applicable, Accounting will maintain US dollar denominated qualified covered call options and index options reporting on the daily Trial Balance and value the respective options and underlying positions daily. To the extent tax classifications are required, they will be done by the Fund's Administrator or Independent Accountant.

        The Fund does not currently expect to invest in domestic options or designated hedges. (Advance notice is requested should the Fund commence trading in the above investments to clarify operational procedures between ASU and the advisor.)

        17) To the extent the Fund should establish a Line of Credit in segregated accounts with the custodian for temporary administrative purposes, and/or leveraging/hedging the portfolio, the investment advisor will complete the appropriate paperwork/monitoring for segregation of assets and adequacy of collateral. Accounting will reflect appropriate Trial Balance account entries and interest expense accrual charges on the daily Trial Balance adjusting as necessary at month-end.

        18) Fund management or the Administrator will supply ASU with portfolio specific expense accrual procedures and monitor the expense accrual balances for adequacy based on outstanding liabilities monthly. The Fund's Administrator will promptly communicate to the Accounting Unit any adjustments needed.

        19) Specific deadlines and complete Fund supplied information will be identified for all security trades in order to minimize any settlement problems, NAV miscalculations or income accrual/distribution rate adjustments.

        Trade Authorization Forms, with the appropriate officer's signature, should be faxed on all security trades placed by the Fund no later than settlement/value date by 11:30 AM Eastern time for money market and currency issues (It is assumed trade date equals settlement date for money market/ currency issues.), and by 11:30 AM Eastern time on trade date plus one for non-money market securities. Receipt of trade information within these identified deadlines may be via telex, fax, or on-line system access. Should the investment advisor communicate trade information directly to the Fund's Custody Administrator, F/PS Custody will forward copies to ASU in accordance with the above time frames.

        Foreign exchange contracts will be completed by the Fund's custodian or advisor and communicated to the Accounting Unit in a timely manner, i.e., the earlier of trade date plus one or value date. For security trade information called in after the above stated deadlines, there is no assurance it can be included in that day's work.

        CUSIP numbers and/or ticker symbols for all US dollar denominated trades and Sedol numbers for all foreign trades will be supplied by the Investment Advisor via the Trade Authorization, telex or on-line support. We would find it difficult to be responsible for NAV changes that resulted from incomplete information about a trade.

        20) To the extent that Meridian utilizes Purchases In-Kind as a method for shareholder subscriptions, ASU will provide Meridian with recommended procedures to properly handle and process security in-kinds. Should Meridian prefer procedures other than those provided by Fund/Plan Services, additional fees may apply. (Discussions must take place in advance between Fund/Plan Services and Meridian to clarify the appropriate In-Kind operational procedures to be followed.)

        21) It is assumed that the Fund's Investment Advisor or Administrator will complete the applicable performance and rate of return calculations as required by the SEC for the Fund.

        22) With respect to amortization and accretion requirements for the debt issues in the Fund, the ASU Investment Accounting System (IAS) offers a very comprehensive and fully automated level of support. We are capable of reflecting market discounts and acquisition premiums either utilizing the straight-line or yield-to-maturity (scientific) method. It is extremely important that the Fund's requirements and proper amortization procedures be clarified prior to start-up.

        It is assumed that the Fund will not hold any issues with Original Issue Discounts (OID). It is our position that OID is a tax requirement and, as such, not necessarily reflected on the books of the Fund. ASU's current clients have not required any OID support. To the extent the Fund should, in the future, own securities with OID, it is expected that the Fund's auditors will complete the necessary OID adjustments for financial statements and/or tax reporting.

        23) The Fund is not currently expected to issue separate classes of shares. To the extent they do so, additional fees will be negotiated.

                                                                    SCHEDULE "B"

                                FEE SCHEDULE FOR
                               MERIDIAN VALUE FUND
               a separate series of shares of Meridian Fund, Inc.

               --------------------------------------------------

(All fees are quoted for a term of one (1) year from effective date.)

FUND ACCOUNTING AND PORTFOLIO VALUATION FEES

NOTE:   THE FUND WILL INITIALLY INVEST IN DOMESTIC OR ADR SECURITIES FOR
WHICH THE DOMESTIC SCHEDULE WILL APPLY. SHOULD THE FUND INVEST IN FOREIGN (NON-US DOLLAR DENOMINATED) SECURITIES, THE FOREIGN SCHEDULE WOULD BECOME EFFECTIVE. FOREIGN CUSTODY SCHEDULE IS BASED UPON CHASE MANHATTAN'S CURRENT SCHEDULE TO FUND/PLAN SERVICES, AND IS SUBJECT TO CHANGE.

I. Domestic and ADR Securities Annual Fee Schedule for Portfolio (1/12th payable monthly)

        $24,000 Minimum to      $ 10 Million of Average Net Assets
        .0004   On Next         $ 40 Million of Average Net Assets
        .0003   On Next         $ 50 Million of Average Net Assets
        .0001   Over            $100 Million of Average Net Assets

II.     Annual Fees for Funds with Foreign Securities (1/12th payable monthly)

        $40,000 Minimum to      $ 10 Million of Average Net Assets
        .0004   On Next         $ 40 Million of Average Net Assets
        .0003   On Next         $ 50 Million of Average Net Assets
        .0001   Over            $100 Million of Average Net Assets

III. Pricing Service Quotation Fee: (Based upon individual cusip or security identification numbers.)

        Specific costs will be identified based upon options selected by the client and will be billed monthly.

        A) Muller Data Corporation * (if applicable)

        * Based on current vendor costs, subject to change.

        GNMA Quotes                             $.25 per Quote per Bond
        Government/Corporate Short &
        Long Term Quotes                        $.50 per Quote per Bond
        Tax-Exempt Short & Long Term Quotes     $.55 per Quote per Bond
        Tax-Exempt Variable Rate Change
        Information                             $.55 per Rate Change per Issue

        Foreign Security Quotes                 $ .50 per Quote per Security
        Foreign Security Supplemental Corporate
        Actions, Dividends & Capital Changes    $1.00 per Issue per Month

        Minimum Weekly File Transmission is Assumed

        There are currently no charges for the domestic dividend and capital change information transmitted daily to Fund/Plan Services from Muller Data Corporation.

        B)      Telerate Systems, Inc. * (if applicable)

        * Based on current vendor costs, subject to change.

        C)      Quotron Systems, Inc.

        There is currently no charge for the domestic security prices supplied by Quotron Systems, Inc.

        D)      Interactive Data Corp. * (if applicable)
        * Based on current vendor costs, subject to change.

        Domestic Equities and Options           $.15 per Quote per Issue
        Corporate/Government/Agency Bonds
        including Mortgage-Backed Securities
        (evaluated, seasoned, and/or closing)   $.50 per Quote per Issue
        US Municipal Bonds and Collateralized
        Mortgage Obligations                    $.80 per Quote per Issue
        International Equities and Bonds        $.50 per Quote per Issue
        Domestic Dividends and
        Capitalization Changes                  $3.50 per Month per Holding
        International Dividends and
        Capitalization Changes                  $4.00 per Month per Holding


        Interactive Data also charges monthly transmission costs and disk storage charges.

OUT-OF-POCKET-EXPENSES

The Fund will reimburse Fund/Plan Services monthly for all out-of-pocket expenses, including telephone, postage, telecommunications, special reports, record retention, special transportation costs as incurred. The cost of copying and sending materials to auditors for off-site audits will be an additional expense.

ADDITIONAL SERVICES

To the extent the Funds commence using investment techniques such as Security Lending, Short Sales, Futures, Leveraging, Precious Metals and/or foreign trading, additional fees will apply.

Activities of a non-recurring nature such as fund consolidations, mergers, or reorganizations will be subject to negotiation. To the extent the Funds should decide to issue multiple/separate classes of shares, additional fees will apply. Any enhanced services or reports will be quoted upon request.

                                  AMENDMENT TO
                          ACCOUNTING SERVICES AGREEMENT

        This Amendment dated as of February 28, 1999, is entered into by MERIDIAN FUND, INC. (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), the successor in interest to FPS SERVICES, INC. ("FPS").

        WHEREAS, the Company and FPS entered into an Accounting Services Agreement dated as of February 5, 1994, which agreement was assigned to Investor Services Group effective February 23, 1998 (as amended and supplemented, the "Agreement");

        WHEREAS, the Company and Investor Services Group wish to amend the Agreement to extend the term of the Agreement and revise certain schedules to the Agreement;

        NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

        I. The Agreement shall continue in effect for an initial period ending February 28, 2000 (the "Initial Term"). Upon the expiration of the Initial Term, the Agreement shall automatically renew for successive terms of one year ("Renewal Terms") each, unless the Company or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days nor more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term.

        II. Any references to out-of-pocket expenses in Schedule "B" to the Agreement shall be deleted and replaced with the attached Supplement to Schedule "B".

        III. Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.


IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first written above.

                                        MERIDIAN FUND, INC.


                                        By:
                                        Paul A. Robinson
                                        Treasurer

                                        FIRST DATA INVESTOR SERVICES
                                        GROUP, INC.


                                        By:

                                        Kenneth J. Kempf
                                        Senior Vice President

                        Supplement to
                        Schedule "B"

Out-of-Pocket Expenses

The Company shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

        - Postage - direct pass through to the Fund

        - Telephone and telecommunication costs, including all lease, maintenance and line costs

        - Shipping, Certified and Overnight mail and insurance

        - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines

        - Duplicating services

        - Courier services

        - Overtime, as approved by the Company

        - Temporary staff, as approved by the Company

        - Travel and entertainment, as approved by the Company

        - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

        - Third party audit reviews

        - Insurance

        - Pricing services (or other services used to determine Fund NAV)

        - Vendor pricing comparison

        - EDGAR filing fees

        - Such other expenses as are agreed to by Investor Services Group and the Company

The Company agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Company will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Company and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.


Miscellaneous Charges

The Company shall be charged for the following products and services as applicable:

        - Ad hoc reports

        - Ad hoc SQL time

        - Manual Pricing

        - Materials for Rule 15c-3 Presentations

        - COLD Storage

        - Digital Recording

        - Microfiche/microfilm production

        - Magnetic media tapes and freight

        - Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

Fee Adjustments

After the one year anniversary of the effective date of this Amendment, Investor Services Group may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date of the Amendment absent a prior such adjustment).